Exhibit 99.1

JCPENNEY REPORTS A 1.5 PERCENT INCREASE IN TOTAL NET SALES FOR THE
SECOND QUARTER 2017

Inventory Declines (6.8) % Over the Same Period Last Year

Company Strengthens Balance Sheet through Successful Early Retirement of $300 Million in Outstanding Debt and Extension of its $2.35 Billion Revolving Credit Facility

PLANO, Texas - (Aug. 11, 2017) - J. C. Penney Company, Inc. (NYSE: JCP) today announced financial results for its fiscal second quarter ended July 29, 2017. Total net sales increased 1.5 % to $3.0 billion in the second quarter compared to $2.9 billion in the same period last year. Comparable sales declined (1.3) % for the second quarter, resulting in a positive two-year stack of 0.9%.

Marvin R. Ellison, chairman and chief executive officer said, “We are pleased to deliver a top line sales increase of 1.5 % and quarterly sequential improvement of 220 basis points in our comp sales performance in go forward stores.  While broader retail remains challenged, we are encouraged by the improved performance in our total apparel business, including a significant acceleration in kids’ apparel.  Nearly all categories delivered improved sales results during the quarter, with our growth initiatives in beauty, home refresh and omnichannel continuing to deliver positive sales growth.”

Ellison continued, “During the second quarter, we liquidated inventory in 127 of our closing stores which had a negative impact on gross margin and EPS. These events were isolated to the second quarter.  As such, we are reaffirming our EPS guidance for the year, and remain confident in our ability to further strengthen our balance sheet, while driving sustainable growth and long-term profitability for JCPenney. To that end, we are pleased that we are off to a strong start in August for the all-important back to school season. We are excited by this momentum and expect to deliver improved results in the back half of the year.”

Home, Fine Jewelry, Footwear and Handbags, Sephora and Salon were the Company’s top performing divisions during the quarter. Geographically, the Southwest and Southeast were the best performing regions of the country.

For the second quarter, cost of goods sold, which excludes depreciation and amortization, was $1.9 billion, or 64.9 % of sales, compared to $1.8 billion, or 62.9 % of sales in the same period last year. This increase was primarily driven by the liquidation of inventory in closing stores.

SG&A expenses for the quarter declined $11 million to $842 million, or 28.4 % of sales, and leveraged 80 basis points as a percentage of sales compared to the same period last year. These savings were primarily driven by reductions in store controllable costs and corporate overhead and an increase in private label credit card income.

For the second quarter, the Company’s net loss was ($62) million, or ($0.20) per share, compared to a net loss of ($56) million, or ($0.18) per share in the same period last year.

Adjusted net loss was ($28) million, or ($0.09) per share, for the second quarter this year compared to an adjusted net loss of ($16) million, or ($0.05) per share, last year.

Adjusted EBITDA for the second quarter was $196 million compared to $233 million last year. A reconciliation of GAAP to non-GAAP financial measures is included in the schedules accompanying the consolidated financial statements in this release.

Inventory at the end of the second quarter 2017 was $2.8 billion, a decrease of 6.8 % compared to the end of the second quarter last year. This reduction was driven by liquidation of inventory in closing stores, and a decrease of 3.7 % in comparable store inventory. Free cash flow was a positive $303 million, an increase of $234 million versus last year.

Cash and cash equivalents at the end of the second quarter were $314 million. During the second quarter, the Company successfully completed its tender offer for $300 million aggregate principal amount of its outstanding 2018 and 2019 bonds, which is expected to reduce annualized interest expense by approximately $23 million. In addition, the Company successfully amended its $2.35 billion senior secured asset-based revolving credit facility with an extended maturity and improved pricing terms. The Company ended the quarter with liquidity of approximately $2.3 billion.

Outlook
The Company has updated its cost of goods sold guidance and reaffirmed the remaining 2017 full year guidance. As a reminder, fiscal 2017 is a 53-week year which has been incorporated into the full year guidance, with the exception of comparable store sales which are calculated on a comparable 52-week basis. The following guidance also includes the impact of the Company’s store closures. The fiscal 2017 full year guidance has been updated as follows:

•	Comparable store sales: expected to be -1 % to +1%;

•	Cost of goods sold: now expected to be up 30 to 50 basis points versus 2016;

•	SG&A dollars: expected to be down 1 to 2 % versus 2016;

•	Adjusted earnings per share[1]: expected to be $0.40 to $0.65.

1A reconciliation of non-GAAP forward-looking projections to GAAP financial measures is not available as the nature or amount of potential adjustments, which may be significant, cannot be determined at this time.

Second Quarter Earnings Conference Call Details
At 8:30 a.m. ET today, the Company will host a live conference call conducted by Chairman and Chief Executive Officer Marvin R. Ellison and select members of management. Management will discuss the Company's performance during the quarter and take questions from participants. To access the conference call, please dial (844) 243-9275, or (225) 283-0394 for international callers, and reference 61085984 conference ID or visit the Company’s investor relations website at http://ir.jcpenney.com. Supplemental slides will be available on the Company’s investor relations website approximately 10 minutes before the start of the conference call.

Telephone playback will be available for seven days beginning approximately two hours after the conclusion of the conference call by dialing (855) 859-2056, or (404) 537-3406 for international callers, and referencing 61085984 conference ID.

Investors and others should note that we currently announce material information using SEC filings, press releases, public conference calls and webcasts.  In the future, we will continue to use these channels to distribute material information about the Company and may also utilize our website and/or various social media to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that we post on our website or on social media channels could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website as well as the following social media channels:

Facebook (https://www.facebook.com/jcp) and Twitter (https://twitter.com/jcpnews).

Any updates to the list of social media channels we may use to communicate material information will be posted on the Investor Relations page of the Company's website at www.jcpenney.com.

Media Relations:
(972) 431-3400 or jcpnews@jcp.com; Follow us @jcpnews

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home furnishings retailers, combines an expansive footprint of approximately 875 stores across the United States and Puerto Rico with a powerful e-commerce site, jcp.com, to connect with shoppers how, when and where they prefer to shop. At every customer touchpoint, she will get her Penney’s worth of a broad assortment of products from an extensive portfolio of private, exclusive and national brands. Powering this shopping experience is the customer service and warrior spirit of over 100,000 associates across the globe, all driving toward the Company's three strategic priorities of strengthening private brands, becoming a world-class omnichannel retailer and increasing revenue per customer. For additional information, please visit jcp.com.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales, cost of goods sold, selling, general and administrative expenses, earnings, cash flows and interest expense.  Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize non-core assets on acceptable terms, the ability to implement our strategic plan including our omnichannel initiatives, customer acceptance of our strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, disruptions and congestion at ports through which we import goods, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings and the Company’s ability to access the debt or equity markets on favorable terms or at all.  There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations. Please refer to the Company's most recent Form 10-Q for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

###

J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended				Six Months Ended
Statements of Operations:	July 29, 2017	July 30, 2016	% Inc. (Dec.)		July 29, 2017	July 30, 2016	% Inc. (Dec.)
Total net sales	$2,962	$2,918	1.5%		$5,668	$5,729	(1.1)%

Costs and expenses/(income):
Cost of goods sold (exclusive of depreciation and amortization shown separately below)	1,923	1,834	4.9%		3,646	3,627	0.5%
Selling, general and administrative (SG&A)	842	853	(1.3)%		1,685	1,725	(2.3)%
Pension	(4)	2	(100.0)%	+	(6)	4	(100.0)%	+
Depreciation and amortization	144	153	(5.9)%		289	307	(5.9)%
Real estate and other, net	(19)	(9)	100.0%	+	(137)	(47)	100.0%	+
Restructuring and management transition	23	9	100.0%	+	243	15	100.0%	+
Total costs and expenses	2,909	2,842	2.4%		5,720	5,631	1.6%
Operating income/(loss)	53	76	(30.3)%		(52)	98	(100.0)%	+
(Gain)/loss on extinguishment of debt	35	34	2.9%		35	30	16.7%
Net interest expense	79	93	(15.1)%		166	188	(11.7)%
Income/(loss) before income taxes	(61)	(51)	19.6%		(253)	(120)	100.0%	+
Income tax expense/(benefit) (1)	1	5	(80.0)%		(11)	4	(100.0)%	+
Net income/(loss)	$(62)	$(56)	10.7%		$(242)	$(124)	95.2%

Earnings/(loss) per share - basic and diluted	$(0.20)	$(0.18)	11.1%		$(0.78)	$(0.40)	95.0%

Financial Data:
Comparable store sales increase/(decrease) (2)	(1.3)%	2.2%			(2.4)%	0.9%
Ratios as a percentage of sales:
Cost of goods sold	64.9%	62.9%			64.3%	63.3%
SG&A expenses	28.4%	29.2%			29.7%	30.1%
Operating income/(loss)	1.8%	2.6%			(0.9)%	1.7%
Effective income tax rate (1)	1.6%	9.8%			(4.3)%	3.3%

Common Shares Data:
Issued and outstanding shares at end of period	310.3	307.6			310.3	307.6
Weighted average shares - basic	310.8	308.0			310.2	307.6
Weighted average shares - diluted	310.8	308.0			310.2	307.6

(1)
For the three and six months ended July 29, 2017, the Company increased its net valuation allowance by $16 million and $80 million, respectively, against certain federal and state net operating loss carry forward assets. For the three and six months ended July 30, 2016, the Company increased its net valuation allowance by $19 million and $32 million, respectively, against certain federal and state net operating loss carry forward assets.

(2)
Comparable store sales include sales from all stores, including sales from services and commissions earned from our in-store licensed departments, that have been open for 12 consecutive full fiscal months and Internet sales. Stores closed for an extended period are not included in comparable store sales calculations, while stores remodeled and minor expansions not requiring store closure remain in the calculations. Certain items, such as sales return estimates and store liquidation sales, are excluded from the Company’s calculation. Our definition and calculation of comparable store sales may differ from other companies in the retail industry.

SUMMARY BALANCE SHEETS
(Unaudited)
(Amounts in millions)

Summary Balance Sheets:	July 29, 2017	July 30, 2016
Current assets:
Cash in banks and in transit	$186	$171
Cash short-term investments	128	258
Cash and cash equivalents	314	429
Merchandise inventory	2,777	2,981
Prepaid expenses and other	223	235
Total current assets	3,314	3,645
Property and equipment, net	4,390	4,686
Other assets	622	604
Total assets	$8,326	$8,935

Liabilities and stockholders' equity
Current liabilities:
Merchandise accounts payable	$950	$1,094
Other accounts payable and accrued expenses	1,091	1,121
Current portion of capital leases, financing obligation and note payable	9	18
Current maturities of long-term debt	232	341
Total current liabilities	2,282	2,574
Long-term capital leases, financing obligation and note payable	216	10
Long-term debt	3,836	4,356
Deferred taxes	202	194
Other liabilities	635	604
Total liabilities	7,171	7,738
Stockholders' equity	1,155	1,197
Total liabilities and stockholders' equity	$8,326	$8,935

SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Three Months Ended		Six Months Ended
Statements of Cash Flows:	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Cash flows from operating activities:
Net income/(loss)	$(62)	$(56)	$(242)	$(124)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Restructuring and management transition	(4)	—	73	(1)
Asset impairments and other charges	2	1	3	2
Net gain on sale of non-operating assets	—	—	—	(5)
Net gain on sale of operating assets	(1)	(2)	(118)	(10)
(Gain)/loss on extinguishment of debt	35	34	35	30
Depreciation and amortization	144	153	289	307
Benefit plans	(15)	(15)	96	(27)
Stock-based compensation	9	10	16	20
Deferred taxes	(1)	3	(19)	—
Change in cash from:
Inventory	172	(56)	77	(260)
Prepaid expenses and other assets	7	(9)	(64)	(68)
Merchandise accounts payable	57	99	(27)	169
Current income taxes	(2)	(3)	3	(4)
Accrued expenses and other	61	27	(66)	(237)
Net cash provided by/(used in) operating activities	402	186	56	(208)
Cash flows from investing activities:
Capital expenditures	(109)	(121)	(192)	(160)
Proceeds from sale of non-operating assets	—	—	—	2
Proceeds from sale of operating assets	10	4	146	16
Joint venture return of investment	1	1	9	15
Net cash provided by/(used in) investing activities	(98)	(116)	(37)	(127)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	2,188	—	2,188
Proceeds from borrowings under the credit facility	272	—	272	—
Payments of borrowings under the credit facility	(272)	—	(272)	—
Premium on early retirement of long-term debt	(30)	—	(30)	—
Payments of capital leases, financing obligation and note payable	(6)	(5)	(12)	(19)
Payments of long-term debt	(311)	(2,188)	(541)	(2,250)
Financing costs	(9)	(49)	(9)	(49)
Proceeds from stock issued under stock plans	3	—	3	1
Tax withholding payments for vested restricted stock	—	(2)	(3)	(7)
Net cash provided by/(used in) financing activities	(353)	(56)	(592)	(136)
Net increase/(decrease) in cash and cash equivalents	(49)	14	(573)	(471)
Cash and cash equivalents at beginning of period	363	415	887	900
Cash and cash equivalents at end of period	$314	$429	$314	$429

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We report our financial information in accordance with generally accepted accounting principles in the United States (GAAP). However, we present certain financial measures and ratios identified as non-GAAP under the rules of the Securities and Exchange Commission (SEC) to assess our results. We believe the presentation of these non-GAAP financial measures and ratios is useful in order to better understand our financial performance as well as to facilitate the comparison of our results to the results of our peer companies. In addition, management uses these non-GAAP financial measures and ratios to assess the results of our operations. It is important to view non-GAAP financial measures in addition to, rather than as a substitute for, those measures and ratios prepared in accordance with GAAP. We have provided reconciliations of the most directly comparable GAAP measures to our non-GAAP financial measures presented.

The following non-GAAP financial measures are adjusted to exclude restructuring and management transition charges, the impact of our qualified defined benefit pension plan (Primary Pension Plan), the (gain)/loss on extinguishment of debt, the net gain on the sale of non-operating assets, the proportional share of net income from our joint venture formed to develop the excess property adjacent to our home office facility in Plano, Texas (Home Office Land Joint Venture) and the tax impact for the allocation of income taxes to other comprehensive income items related to our Primary Pension Plan and interest rate swaps. Unlike other operating expenses, restructuring and management transition charges, the (gain)/loss on extinguishment of debt, the net gain on the sale of non-operating assets, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of income taxes to other comprehensive income items related to our Primary Pension Plan and interest rate swaps are not directly related to our ongoing core business operations. Primary Pension Plan expense/(income) is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond our control, such as market volatility.  Accordingly, we eliminate our Primary Pension Plan expense/(income) in its entirety as we view all components of net periodic benefit expense/(income) as a single, net amount, consistent with its presentation in our Consolidated Financial Statements.  We believe it is useful for investors to understand the impact of restructuring and management transition charges, Primary Pension Plan expense/(income), the (gain)/loss on extinguishment of debt, the net gain on the sale of non-operating assets, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of income taxes to other comprehensive income items related to our Primary Pension Plan and interest rate swaps on our financial results and therefore are presenting the following non-GAAP financial measures: (1) adjusted net income/(loss) before net interest expense, income tax (benefit)/expense and depreciation and amortization (adjusted EBITDA); (2) adjusted net income/(loss); and (3) adjusted earnings/(loss) per share-diluted.

ADJUSTED EBITDA, NON-GAAP FINANCIAL MEASURE:

The following table reconciles net income/(loss), the most directly comparable GAAP measure, to adjusted EBITDA, a non-GAAP financial measure:

	Three Months Ended		Six Months Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net income/(loss)	$(62)	$(56)	$(242)	$(124)
Add: Net interest expense	79	93	166	188
Add: (Gain)/loss on extinguishment of debt	35	34	35	30
Add: Income tax expense/(benefit)	1	5	(11)	4
Add: Depreciation and amortization	144	153	289	307
Add: Restructuring and management transition charges	23	9	243	15
Add: Primary pension plan expense/(income)	(5)	—	(9)	—
Less: Net gain on the sale of non-operating assets	—	—	—	(5)
Less: Proportional share of net income from the home office land joint venture	(19)	(5)	(20)	(29)
Adjusted EBITDA (non-GAAP)	$196	$233	$451	$386

ADJUSTED NET INCOME/(LOSS) AND ADJUSTED EARNINGS/(LOSS) PER SHARE-DILUTED, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss) and earnings/(loss) per share-diluted, the most directly comparable GAAP measures, to adjusted net income/(loss) and adjusted earnings/(loss) per share-diluted, non-GAAP financial measures:

	Three Months Ended		Six Months Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net income/(loss)	$(62)	$(56)	$(242)	$(124)
Earnings/(loss) per share-diluted	$(0.20)	$(0.18)	$(0.78)	$(0.40)

Add: Restructuring and management transition charges (1)	23	9	243	15
Add: Primary pension plan expense/(income) (1)	(5)	—	(9)	—
Add: (Gain)/loss on extinguishment of debt (1)	35	34	35	30
Less: Net gain on the sale of non-operating assets (1)	—	—	—	(5)
Less: Proportional share of net income from the home office land joint venture (1)	(19)	(5)	(20)	(29)
Less: Tax impact resulting from other comprehensive income allocation (2)	—	2	(16)	—
Adjusted net income/(loss) (non-GAAP)	$(28)	$(16)	$(9)	$(113)
Adjusted earnings/(loss) per share-diluted (non-GAAP)	$(0.09)	$(0.05)	$(0.03)	$(0.37)

(1)	Reflects no tax effect due to the impact of the Company's tax valuation allowance.

(2)	Represents the net tax benefit that resulted from our other comprehensive income allocation between our Operating loss and Accumulated other comprehensive income.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities, less capital expenditures, plus the proceeds from the sale of operating assets. Free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, payments made for business acquisitions or required pension contributions, if any. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

FREE CASH FLOW, NON-GAAP FINANCIAL MEASURE:

The following table sets forth a reconciliation of cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure, as well as information regarding net cash provided by/(used in) investing activities and net cash provided by/(used in) financing activities:

	Three Months Ended		Six Months Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net cash provided by/(used in) operating activities	$402	$186	$56	$(208)
Add: Proceeds from sale of operating assets	10	4	146	16
Less: Capital expenditures	(109)	(121)	(192)	(160)
Free cash flow (non-GAAP)	$303	$69	$10	$(352)

Net cash provided by/(used in) investing activities (1)	$(98)	$(116)	$(37)	$(127)
Net cash provided by/(used in) financing activities	$(353)	$(56)	$(592)	$(136)

(1)	Net cash provided by/(used in) investing activities includes capital expenditures and proceeds from sale of operating assets, which are also included in our computation of free cash flow.